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                                                                    EXHIBIT 99.1


For Immediate Release

                        LIBERTY SELF-STOR, INC. ANNOUNCES
                           SECOND QUARTER 2003 RESULTS

CLEVELAND, August 14, 2003 - Liberty Self-Stor, Inc. (OTC Bulletin Board: LSSI) today reported that funds from operations from its 19 self-storage facilities for the second quarter of 2003 were $278,069, or $0.09 per share basic and diluted, and for the six months ended June 30, 2003, were $527,173, or $0.17 per share basic and diluted. This is an increase of $322,565, or 157.7%, compared to the six months ended June 30, 2002, when the funds from operations were $204,608. Liberty also reported a net loss of $18,085, or $0.01 per share basic and diluted, for the second quarter of 2003, and a net loss of $44,539, or $0.01 per share basic and diluted, for the six months ended June 30, 2003. This compares to a net loss of $64,215, or $0.02 per share basic and diluted, for the second quarter of 2002, and a net loss of $222,510, or $0.07 per share basic and diluted, for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2002, includes an $84,817 expense, net of minority interest, due to a change in accounting principle.

Liberty is a self-storage real estate investment trust headquartered in Mentor, Ohio. It owns and operates 19 self-storage facilities located in Ohio and New York. All 19 facilities are operated under the "Liberty Self-Stor, Ltd." trade name.

Any investor or potential investor in Liberty must consider the risks stated in filings by Liberty with the Securities and Exchange Commission, including Liberty's Form 10-KSB for the year ended December 31, 2002, 10-QSB for the quarter ended June 30, 2003, and other periodic filings.

8/14/2003

/CONTACT: Thomas J. Smith, President and Chief Operating Officer of Liberty Self-Stor, Inc., 440-974-3770